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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

     This agreement ("Agreement") is made as of September 8, 2000 (the "Effective Date"), by and between internet.com Corporation, a Delaware corporation ("Purchaser"), with a principal place of business at 23 Old Kings Highway South, Darien, Connecticut 06820, and ClickZ, Inc., a Massachusetts corporation, (the "Seller"), with a principal place of business is 401 Andover Street, North Andover, Massachusetts 01845, and, for purposes of Sections 3, 4, 5, 6 and 10 through 19 only, Andrew R. Bourland ("Bourland") and Ann M. Handley ("Handley"), pursuant to the following terms and conditions.

     WHEREAS, the Seller now owns and wishes to sell one hundred percent (100%) of its ClickZ Network of Internet Web sites and e-mail newsletters collectively known as clickz.com, microscope.com and searchz.com, as shown on Exhibit A (the ClickZ Network collectively referred to as the "Web sites"), all of the related Internet Web sites pages, content, domain names, subscriber lists and e-mail newsletters and other assets that currently make up the Web sites (the Web sites, the e-mail newsletters and all such other items collectively referred to as the "Pages"); one hundred percent (100%) of the currently planned and future ClickZ conferences including, but not limited to, B2B Email Strategies; ClickZ
Unplugged: Exploring Marketing Opportunities in the Wireless World; and B2C Email Strategies (such currently planned and future conferences hereafter referred to as the "ClickZ Conferences") and one hundred percent (100%) of the currently published and future ClickZ publications including, but not limited to, the ClickZ Guide to Email Marketing and the ClickZ Guide to Online Advertising (such currently published and future ClickZ Guides or publications hereafter referred to as "ClickZ Publications") (the Pages, the ClickZ Conferences, and the ClickZ Publications are hereafter collectively referred to as the "Business") to Purchaser on the terms set forth hereinbelow; and

     WHEREAS, Purchaser wishes to purchase the Business from the Seller and to retain Seller, Bourland and Handley to maintain, operate and grow the Business as herein provided;

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and such other good and valuable consideration, Purchaser and the Seller hereby agree as follows:

1. Grant.
   ------

     (a) Purchaser hereby agrees to purchase and the Seller hereby agrees to sell the following assets: any and all of the Seller's rights, title and interest in and to all assets and properties constituting, relating to, or useful in connection with, the Business, including but not limited to the Pages including all content; text; graphics; images; audio; video; databases; HTML; DHTML, SHTML and XML files; cgi and other scripts, all programming code (source and object), subscriber and other databases; archives; server and traffic logs; e-mail newsletters;


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e-mail subscriber lists; customer lists; work-in-process; goodwill; copyrights;
copyright applications; trademarks including all goodwill and common law rights (including but not limited to those listed on Exhibit B (the "Trademarks")); trademark applications (as listed on Exhibit B); names (including clickz.com, microscope.com and searchz.com, and all derivations thereof); design; trade dress; logos; graphics; Web sites and domain names (such domain names as listed on Exhibit B (the "Domain Names")); architecture; patents; patent applications; intellectual property; property rights; pages; advertising space reservation and advertising insertion orders (as listed in Exhibit C); commerce, sponsorship and other contracts (as listed in Exhibit C); any deposits, other advance payments or accounts receivable related to any advertising contracts, orders, subscriptions, sponsorships or other items that are to be fulfilled by Purchaser (as listed in Exhibit C); any pre-paid expenses except for those specific expenses identified in Schedule 1 hereto, and those business, accounting and legal records related to the ownership or operation of the Business or Assets, including but not limited to, contracts relating to the Business or Assets, but excluding Seller's other corporate legal records, including, without limitation, its organization documents, Board of Director and Stockholder minutes and consents, stock records and other documents associated with the Seller's corporation (notwithstanding the foregoing, Seller shall provide copies or access to such records, upon request of Purchaser, if such records are related to the Business or Assets); all operating systems; Web servers; interpreters; compilers; routers, application software; database software; banner rotation software; computer workstations including monitors, keyboards, mouse and modem, fax machines, copy machines, PDAs and other office furniture and equipment (such software, hardware, furniture and equipment shall be listed in Exhibit D); the ClickZ Conferences, including but not limited to, all registration and attendee conference lists, speaker lists, sponsor lists and records, all registration, sponsorship or other revenues, all conference programs and guides, all promotional materials and artwork; the ClickZ Publications including but not limited to all intellectual property, including but not limited to, all copyright rights, printed materials, inventory, manuscripts, databases, subscriber and advertiser lists, subscriptions and deposits of Seller (the Business Pages, the ClickZ Publications, all of the assets and items, collectively referred to as the "Assets").

     (b) As of the Effective Date and subject to the payment of the portion of the Purchase Price as payable in Section 7(a)(i) by the Purchaser, the Assets will be transferred to Purchaser by the Seller and the Seller shall use its reasonable efforts to do all things that are reasonably deemed necessary by Purchaser for the valid transfer of title and possession of the Assets. The Assets will be delivered to Purchaser in such electronic or other format as Purchaser shall reasonably request. As of the Effective Date, Seller shall complete the InterNIC Registrant Name Change Agreement form, currently located at http://www.networksolutions.com/makechanges/rnca/agreement.html for each Domain Name, and the trademark assignment form, attached as Exhibit E, for each trademark listed on Exhibit B, or such other forms and do all other things reasonably deemed necessary by Purchaser to transfer the Domain Names to Purchaser and the Pages to Purchaser's servers. The Pages shall reside solely on Purchaser's servers, their distribution and mirroring shall be maintained solely by Purchaser.


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     (c) The parties acknowledge that (i) Purchaser is not purchasing or assuming (A) any of the Seller's cash, or (B) any liabilities, obligations or indebtedness of the Seller, the Business or the Assets arising from any event prior to the Effective Date (the "Excluded Liabilities"), except as specifically listed on Exhibit C (the "Assumed Liabilities") and (ii) the Seller, Bourland and Handley are not assuming any liabilities, obligations or indebtedness relating, directly or indirectly, to the Business or the Assets arising from any event after the Effective Date (the "Post-Closing Liabilities"). Specifically, the parties agree, without limitation, that all employment related matters such as, but not limited to, earned and unpaid vacation, payroll, sick days and other employment-related benefits shall be Excluded Liabilities. The Seller hereby agrees to pay, perform and discharge the Excluded Liabilities, and to indemnify and hold Purchaser harmless from any and all claims, costs, expenses, liabilities or losses or damages including attorneys' fees and court costs relating to or arising out of the Excluded Liabilities, no matter when occurred. The Purchaser hereby agrees to pay, perform and discharge the Assumed Liabilities and Post-Closing Liabilities, and to indemnify and hold Seller harmless from any and all claims, costs, expenses, liabilities or losses or damages including attorneys' fees and court costs relating to or arising out of the Assumed Liabilities and Post-Closing Liabilities, no matter when incurred.

     (d) The Seller will pay to Purchaser within sixty (60) days of closing in cash an amount equal to the balance of any accrued payroll related expenses, accrued vacation, accrued sick time, deferred revenue, and other accrued expenses as of the Effective Date. The Purchaser will pay to Seller within sixty
(60) days of closing in cash an amount equal to the balance of any prepaid conference expenses, prepaid publication expenses, prepaid rent, any security deposits for leased office space and HRLogic deposit (if received by Purchaser) as of the Effective Date. Such amounts will be mutually agreed upon by Seller and Purchaser.

     (e) The Purchaser agrees to retain certain employees of Seller as identified on and pursuant to the terms and conditions set forth in Exhibit F attached hereto.

2. Proprietary Rights.
   -------------------

     The Seller acknowledges and agrees that nothing contained in this Agreement shall cause the Seller to acquire any right, title, or interest in or to any copyrights, trademarks, service marks, trade secrets, patents or other intellectual property rights of Purchaser, or to acquire or retain any rights to the Pages or the Assets whether originated before or after the date hereof.

3. Non-Competition/Non-Solicitation.
   ---------------------------------

     (a) The Seller, Bourland and Handley each agree that it/he/she will not, anywhere in the world or in any language during or for a period of two (2) years after the date of this Agreement, directly, whether as principal, agent, stockholder, consultant, partner, employee, member, or in any other capacity whatsoever, participate in, engage in, or be in any manner associated with the development, publishing, marketing, distribution, creation, licensing or sale of any Internet or World Wide Web site or pages, or other paper or electronic product that directly competes or


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interferes with, or injures the value or prospects of the Pages, Publications,
Conferences, the Assets or any of the content of the Business anywhere in the world.

     (b) The Seller, Bourland and Handley each further agree that during or for a period of at least three (3) years from the date of this Agreement it/he/she will not, jointly or independently, directly or indirectly, solicit or induce or attempt to solicit any employee, agent, representative or contractor of Purchaser, including any former employees of the Seller, to terminate his, her or its employment, representation or other association with Purchaser.

     (c) The Seller, Bourland and Handley each acknowledge and agree that because of the world wide access of the Internet and World Wide Web, that the provisions of Paragraph 3(a) and (b) are reasonable with respect to the scope of restriction, duration and the geographic scope and are reasonably necessary to protect the value of the Assets. In the event that a court of competent jurisdiction or other competent authority should determine that the duration, geographic restriction, or scope of the foregoing restrictions are unreasonable, then the Purchaser and the Seller hereby authorize and empower such court to insert reasonable limitations and enforce the restrictions in accordance therewith so as to achieve as nearly as possible the business purpose and intent of such restrictions. Such modification shall be effective, however, only with respect to the operation of this Agreement in the jurisdiction in which such modification was made and this Agreement shall remain in full force and effect without modification in all other jurisdictions.

4. Representations, Warranties and Covenants of Seller.
   ----------------------------------------------------

     The Seller, Bourland and Handley each represents and warrants, severally and not jointly, that:

(a) Seller is the sole owner of all content including all images, text, graphics, video and audio of the Pages, and all related intellectual property rights, or has the freely transferable right to the content, images, text, graphics, video and audio of the Pages, and all related intellectual property rights;

(b) Seller is the sole owner of all content including all images, text, graphics, video and audio of the Conferences, and all related intellectual property rights, or has the freely transferable right to the content, images, text, graphics, video and audio of the Conferences, and all related intellectual property rights;

(c) Seller is the sole owner of all content including all images, text, graphics, video and audio of the ClickZ Publications, and all related intellectual property rights, or has the freely transferable right to the content, images, text, graphics, video and audio of the ClickZ Publications, and all related intellectual property rights;

(d) Seller is the sole owner of the Assets and the Business and that it has all requisite corporate power and authority to enter in this Agreement and sell and freely transfer the Assets and the Business including, without limitation, the Domain Names;


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(e)  Seller first used the name clickz.com on May 1, 1997 and filed trademark applications as listed on Exhibit B;

(f)  Seller first used the name microscope.com on November 1, 1997;

(g)  Seller first used the name searchz.com on January 1, 1998;

(h)  Seller first used the name clickzconferences.com on January 1, 2000;

(i)  Seller first used the name clickzguides.com on January 1, 2000;

(j)  Seller first used the name clickzforums.com on March 15, 1999;

(k)  Seller has not used the name ecommercenews.com;

(l) except as set forth on Exhibit C attached hereto, has made no commitment, agreement or understanding verbally or in writing to any other party for the Assets' use after the date of this Agreement;

(m) to the best of the Seller's knowledge, the Business and Assets do not infringe, and Seller has received no notice of any alleged infringement by the Business, upon any statutory or registered common law copyright, trademark, or other material contractual, proprietary right of an unaffiliated third party;

(n) the Business has at all times have been operated in material compliance with all applicable laws except where the failure to comply with such laws does not have a material adverse effect on the Business;

(o) the Assets constitute all of the material assets and property necessary in connection with the publishing and operation of the Pages on the Internet and the World Wide Web and operation of the Business;

(p) the Assets are free and clear of all liens, encumbrances, security interests, restrictions or claims of any kind or nature;

(q) Exhibit D lists all of the software, codes, hardware or licenses necessary to operate or maintain the Pages as operated by the Seller and, except as listed on Exhibit D, there is no software, codes, hardware or licenses necessary for the operation or maintenance of the Pages;

(r) except as listed on Exhibit G, there are no contracts or agreements that are reasonably necessary for the operation or maintenance of the Pages and the Business as operated by the Seller that are not being transferred to Purchaser;


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(s)  this Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller, in accordance with its terms;

(t) to the best of Seller's knowledge, the Pages do not have any content which is libelous, infringe the intellectual property rights of another, defamatory, malicious, or contain any viruses and the Seller have received no notice and has no knowledge of any claim of libelous, defamatory, malicious or virus content;

(u) there is no action, suit, proceeding or investigation pending or, to the best of Seller's knowledge, threatened, which could have a material adverse effect on the business, operations, prospects, earnings, ownership or condition (financial or otherwise) of the Pages, the Business or the Assets;

(v) there have been not less than 987,000 and 985,000 "page views" of the Pages, respectively, (excluding "mirrored sites") during each of the calendar months of July 2000 and June, 2000, respectively;

(w) there has been $329,500, $265,052 and $365,856 revenues on an accrual basis, in accordance with U.S. generally accepted accounting principles ("GAAP") for the Pages for the calendar months of July 2000, June, 2000 and May, 2000, respectively;

(x) there have been not less than 49,000, 45,000 and 42,000 subscribers to the ClickZ Today e-mail newsletter for the Pages respectively (excluding "mirrored sites") during each of the calendar months of July 2000, June, 2000 and May, 2000, respectively;

(y) there have been not less than 17,550, 16,000 and 14,750 subscribers to the ClickZ Forums for the Pages, respectively, (excluding "mirrored sites") during each of the calendar months of July 2000, June, 2000 and May, 2000, respectively;

(z) to the best of Seller's knowledge, no consent, approval or authorization from any third party or any governmental authorities is required in connection with the Seller's execution and delivery of this Agreement or the performance of its obligations hereunder. Notwithstanding the foregoing and although the Seller does not believe any consent is required, prior to the date hereof, the Pages contained privacy statements by the Seller concerning the use, disclosure and transfer of personal or private information of the users of the Pages, including, but not limited to, the following: "We do not share, rent or sell our subscriber lists to any other organization for any reason." As of September 1, 2000, the Seller altered these statements to advise visitors and subscribers that "...ClickZ does retain the right to share and transfer this information with a purchaser of our business, whether by the purchase of all or substantially all of our assets, stock or otherwise";

(aa) Except as listed on Exhibit G, the Seller has not licensed any person or entity to use or operate under any of the Trademarks, tradenames or Domain Names nor have any of the Trademarks, tradenames or Domain Names been used in combination with any mark of any other party that would dilute its value;


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(bb) no representation or warranty of the Seller in this Agreement contains any misleading or untrue statement of material fact or omits to state a material fact;

(cc) except as listed on Exhibit H, the Seller has not authorized any "mirror sites" and is not aware of any unauthorized "mirror sites" for the Pages or content of the Page;

(dd) Seller is not aware of any information that has, or results in, a material adverse effect on the Web sites or the future prospects of the Web sites or Pages;

(ee) the Balance Sheet and Income Statements attached hereto, and made a part hereof as Exhibit I, as of and for the twelve (12) month period ending December 31, 1999, are true, complete and accurate in all material respects and fairly reflect the results of operations of the Business in accordance with United States generally accepted accounting principles ("GAAP");

(ff) the Balance Sheet and Income Statements attached hereto, and made a part hereof as Exhibit I, as of and for the six (6) month period ending June 30, 2000, are true, complete and accurate in all material respects and fairly reflect the results of operations of the Business in accordance with United States generally accepted accounting principles ("GAAP");

(gg) to the best of their knowledge, the execution and performance of this Agreement by Seller, Bourland and Handley does not (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Seller, Bourland and Handley pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which Seller, Bourland and Handley is or may be bound or which has been filed as an exhibit to any of the registration statements or reports filed with the United States Securities and Exchange Commission ("SEC") by Seller, Bourland and Handley;

(hh) The information concerning Seller set forth in this Agreement and any exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished to the Purchaser pursuant hereto, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. Seller has disclosed to the Purchaser all material facts pertaining to the transactions contemplated by this Agreement and the exhibits hereto. Copies of all documents heretofore or hereafter delivered or made available to Purchaser by Seller or its agent pursuant to this Agreement were or will be complete and accurate copies of such documents;

(ii) Seller understands that the Shares of the Company which he or she is receiving hereunder have not been registered under the Securities Act, nor qualified under any state securities


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     laws, and that they are being issued pursuant to an exemption from such registration and qualification based in part upon Seller's representations contained herein;

(jj) Seller has been given the opportunity to obtain from the Company all information that he or she has requested regarding its business plans and prospects. Seller has read this Agreement and the Certificate of Incorporation of the Company and understands the terms and conditions therein;

(kk) Seller has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of ownership of the Shares as contemplated by this Agreement, and he or she is able to bear the economic risk of such ownership. Seller has sufficient financial resources available to support the loss of all or a portion of his or her Shares, and has no need for liquidity in his or her investment in the Company;

(ll) Seller understands that he or she must bear the economic risk of ownership of the Shares indefinitely until his or her Shares are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such securities is qualified under applicable state securities laws or an exemption from such qualification is available. Seller further understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow Seller to transfer all or part of his or her Shares, in the amounts, or at the times Seller might propose;

(mm) All domain names owned by the Seller, Bourland and Handley and related to the Business or Assets are listed on Exhibit B. Domain names listed on Exhibit L shall not be considered Assets;

(nn) The Seller will pay to Purchaser, within five (5) business days of receipt, all payments received by Seller that are due to Purchaser on account of advertisements, sponsorships or sales made after, or delivered by Purchaser after, or relating to events occurring, after the Effective Date. The Purchaser will pay to Seller, within five (5) business days after receipt, all payments actually received by Purchaser that are due to Seller on account of advertisements, sponsorships or sales made, and placed or relating to events occurring, prior to the Effective Date.

5. Representations, Warranties and Covenants of Purchaser.
   -------------------------------------------------------

     Purchaser represents and warrants to the Seller, Bourland and Handley as follows:

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Purchaser has all requisite corporate power to execute and deliver this Agreement and the agreements provided for herein and to consummate the transactions contemplated hereby and thereby;


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(b) The execution and delivery of this Agreement and the other agreements provided for herein by Purchaser, and the consummation by Purchaser of all transactions contemplated hereby and thereby, have been duly authorized by the board of directors of Purchaser and all requisite corporate action on the part of Purchaser. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby to which Purchaser is a party shall constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by Purchaser of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, to Purchaser's knowledge (i) violate the provisions of any law, rule or regulation applicable to Purchaser, except where the failure to comply with such laws does not have a material adverse effect on Purchaser's obligations hereunder; (ii) violate the provisions of Purchaser's Certificate of Incorporation or Bylaws; (iii) violate any judgment, decree, order or award applicable to the Company of any court, governmental body or arbitrator; or (iv) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Purchaser pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which Purchaser is or may be bound and which has been filed as an exhibit to any of the registration statements or reports filed with the United States Securities and Exchange Commission ("SEC") by Purchaser;

(c) Neither Purchaser nor any of its affiliates is a party to, or to Purchaser's knowledge threatened with, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority, including, but not limited to, any litigation, suit, action, investigation, proceeding or controversy relating to or affecting this Agreement or the transactions contemplated by this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated by this Agreement any of which could reasonably be, individually or in the aggregate, expected to have a material adverse effect on Purchaser. To Purchaser's knowledge, Purchaser is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority which would have a material adverse effect on Purchaser;

(d) Purchaser represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement;

(e) Upon issuance, the Shares (as defined in Section 7 below) shall be duly authorized, validly issued, fully paid and nonassessable and, subject to the accuracy and completeness of Seller's representations and warranties contained in Section 4 hereof, issued in accordance with state and federal securities laws. All filings required under the applicable state or federal securities laws shall be promptly made by Purchaser;


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(f) All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Purchaser and which are necessary for the consummation of the transactions contemplated by this Agreement shall be obtained and satisfied;

(g) To Purchaser's knowledge, Purchaser has the right and authority to use, and to continue to use after the Effective Date, all material items of material intangible property owned by, or used in connection with the business of, Purchaser, including, but not limited to, trade secrets, know-how, any other information of Purchaser, including United States and foreign patents, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing, and such use and continuing use will not conflict with, infringe upon or violate any material rights of any other person, corporation or entity;

(h) Purchaser's financial statements ("Purchaser Financial Statements"), as set forth in Purchaser's Form 10-K for the year ended 1999 and Form 10-Q for the fiscal quarter ended June 30, 2000 and filed with the SEC, fairly present in all material respects, as of their respective dates, the financial condition, retained earnings, assets and liabilities of Purchaser and the results of operations of Purchaser's business for the periods indicated. Except as and to the extent (i) reflected and reserved against in Purchaser Financial Statements, or (ii) set forth on Exhibit J, Purchaser does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the assets, properties, business and prospects of Purchaser taken as a whole;

(i) The information concerning Purchaser set forth in this Agreement and any exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished to the Seller pursuant hereto, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. Purchaser has disclosed to the Seller all material facts pertaining to the transactions contemplated by this Agreement and the exhibits hereto. Copies of all documents heretofore or hereafter delivered or made available to Seller by Purchaser or its agent pursuant to this Agreement were or will be complete and accurate copies of such documents.

6. Indemnity.
   ----------

     (a) The Seller, Bourland and Handley each agree, severally and not jointly, to fully defend, indemnify and hold the Purchaser and its parent, subsidiaries, officers, directors, employees and affiliates harmless from, and against, any and all costs, damages, expenses, liabilities, and other claims, including attorneys' fees and court costs, that are in any way connected to the Excluded Liabilities, or the Seller's material breach of any term of this Agreement.

     (b) The Purchaser agrees to fully defend, indemnify and hold the Seller, and its parent, subsidiaries, officers, directors, employees and affiliates, and Bourland and Handley harmless from, and against, any and all costs, damages, expenses, liabilities, and other claims, including attorneys' fees and court costs, that are in any way connected to the Assumed Liabilities, Post-Closing Liabilities, and the Purchaser's material breach of any term of this Agreement.

     (c) No party (the "Indemnifying Party") shall be obligated to indemnify any party under Section 6(a) or 6(b) (the "Indemnified Party") unless and until the aggregate of all amounts for which indemnity is provided by such Indemnifying Party reaches $25,000 (the "Basket Amount"), in which event the Indemnifying Party shall be obligated to indemnify the Indemnified Party for all applicable losses, over and above the Basket Amount.

     (d) All representations and warranties and indemnification obligations pursuant to Sections 6(a) and 6(b) shall expire eighteen (18) months from the Effective Date, except for claims, if any, asserted with specificity in writing prior to eighteen (18) months from the Effective Date, which shall survive until finally resolved and satisfied in full. After the Effective Date, and other than separately provided for in an ancillary agreement, the indemnification obligations of the parties under Section 6 shall constitute the sole and exclusive remedy for recovery of damages by the Purchaser and the Seller, Bourland and Handley with respect to the Excluded Liabilities and the Post-Closing Liabilities, respectively. Notwithstanding anything to the contrary contained herein, in no event shall Seller, Bourland and Handley be liable hereunder for an aggregate amount greater than the consideration actually received by the Seller, Bourland or Handley, respectively, pursuant to this Agreement.

7. Purchase Price and Other Consideration; Closing Deliveries.
   -----------------------------------------------------------

     (a) In consideration of the purchase of the Assets and the Assumed Liabilities and of the Seller's covenants and agreements set forth in this Agreement, Purchaser agrees to pay the Seller the following (the "Purchase Price") which shall be allocated as specified on Exhibit M (attached hereto):

     i. A payment of Eight Million Four Hundred Thousand Dollars ($8,400,000) upon the Effective Date of this Agreement by wire transfer to an account designated by the Seller.

     ii. A payment of One Million Six Hundred Thousand Dollars ($1,600,000) by wire transfer to an account designated upon the earlier of (A) transfer of the Domain Names to Purchaser in the Internic Whois database; or (B) thirty (30) days following the Effective Date.

     iii. A payment in the amount of Six Million Dollars ($6,000,000) to be paid by Purchaser to Seller in the form of shares (the "Shares") of common stock of Purchaser, $.01 par value per share (the "Common Stock"). The number of such Shares that shall be issued to Seller shall be calculated based on the average closing price of Purchaser's common stock for the ten (10) trading days immediately preceding the Effective Date. Purchaser shall use all commercially reasonable efforts to have its transfer agent issue certificates for the Shares within sixty (60) days following the Effective Date.

     iv. If, following the 120th day following the Effective Date, Purchaser shall receive from Seller a written request that Purchaser effect a registration with respect to all of the Shares, Purchaser shall use commercially reasonable efforts to effect such registration on Form S-3 for secondary sales, provided Purchaser qualifies for registration on such Form S-3 at the time Seller makes such demand. Notwithstanding the foregoing, (A) Purchaser shall not be required to effect a registration pursuant to this Section 7(a)(iv) (1) on more than one occasion or (2) unless the Shares have an aggregate price to the public (before deduction of underwriting discounts and expenses of sale) of more than $1,000,000; and (B) Purchaser shall not be required to effect a registration pursuant to this Section 7(a)(iv) in any particular jurisdiction in which Purchaser would be required to execute a general consent to service of process in effecting such registration qualification or compliance, unless Purchaser is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder. Notwithstanding anything in this Agreement to the contrary, if (C) (1) Purchaser is in possession of material non-public information, including without limitation, facts surrounding any proposed or pending transaction involving Purchaser, (2) the Board of Directors of Purchaser determines by duly adopted resolutions that disclosure of such material non-public information would not be in the best interests of Purchaser and its stockholders, and (3) the Board of Directors or Chief Executive Officer of Purchaser determines, with the advice of counsel, that suspension of the filing of the registration statement at such time is necessary in order to avoid a requirement to disclose such material non-public information or (D) Purchaser has made a public announcement relating to a material acquisition or business combination including Purchaser or a subsidiary of Purchaser, then in any such case Purchaser may notify Seller that it elects to suspend the rights of Seller to make a demand for registration for a period of time not to exceed 180 days from the date of such notice. All registration expenses (other than underwriting fees, discounts and selling commissions applicable to the sale of the Shares and all fees and disbursements of counsel for Seller all of which shall be borne by Seller) incurred in connection with any registration, qualification or compliance pursuant to this Agreement shall be borne by Purchaser; provided, however, that Purchaser shall not be required to pay any registration expenses if, as a result of the withdrawal of the request for registration by Seller, the registration statement does not become effective, in which case Seller shall bear all such registration expenses and, provided, further, that such withdrawn registration shall count as the demand registration to which Seller is entitled pursuant to this Section 7(a)(iv). Subject to the foregoing, the Seller shall have the right, in the event of any new registration of shares of common stock by Purchaser, to have all or part of such shares included in such registration. In addition, the inclusion of such shares in such registration shall be subject to the Seller agreeing to additional customary terms, including, without limitation, terms relating to indemnification. Seller shall comply with the terms of all customary sale, distribution, lock-up and other restrictions imposed by the managing underwriter of any registration and agrees to execute such agreements, including without limitation, the underwriting agreement, if any, executed by the Purchaser in connection with such registration, or do such other acts, as are necessary to effect the foregoing. Notwithstanding any other provision of this Section 7(a), in the case of an underwritten offering, if the representative of the underwriters determines that marketing factors require a limitation on the number of shares to be underwritten, the representative may limit the number of such shares to be included in the registration and underwriting.

     (b) Additional one-time payment to Seller after the first anniversary of the Effective Date, based on each of the following (collectively, the "Earn Out"):

     i. Four times (4x) the amount of net revenue in excess of $3,000,000 that is derived directly from the Pages (excluding any revenue associated with ClickZ Conferences or ClickZ Publications) for the twelve (12) consecutive calendar months following the Effective Date (the "Earn Out Period"). "Net revenue" shall mean gross collected revenue less taxes or agency discounts;

     ii. Two and one-half times (2.5x) the net revenue derived directly from each ClickZ Conference in excess of all of the direct operating expenses of each ClickZ Conference during the Earn Out Period. For purposes of this Section 7(b)(ii), "net revenue" shall mean gross collected revenue, less taxes or agency discounts. Direct operating expenses shall include all direct expenses related to preparing, marketing, and operating the ClickZ Conferences including salary and other cost allocations; and

     iii. Two times (2x) the net revenue derived directly from each ClickZ Guide in excess of all of the direct operating expenses of each ClickZ Guide during the Earn Out Period. "Net revenue" shall mean gross collected revenue, less taxes or agency discounts. Direct operating expenses shall include all direct expenses related to preparing, marketing, and operating the ClickZ Publications including salary and other cost allocations.

     The parties agree that certain resources shall be utilized by the Purchaser and made available to the Seller, Bourland and Handley for purposes of operating the Pages, Publications or ClickZ Conferences during the Earn Out Period, as such resources are set forth on Exhibit K attached hereto. In the event (x) Purchaser fails to provide the support with respect to the Earn Out as set forth in Exhibit K, (y) Purchaser sells all or substantially all of the Assets to a third a party; or (z) either Bourland, Handley or both are Involuntarily Terminated (as defined in their respective Employment Agreements), the Earn Out shall become due and payable within forty-five (45) days of such events, with an assumed value of the Earn Out equal to the annualized amount of net revenues defined in (b) i, ii, iii, (pro-rated for (b) ii and iii provided that annualized amounts for the ClickZ Conferences shall assume production of four (4) ClickZ Conferences during the Earn Out Period and annualized amounts for the ClickZ Publications shall assume production of two (2) ClickZ Publications during the Earn Out Period) for the period from the Effective Date through the date of event (x), (y) or (z), as defined above, times the respective multipliers defined in (b) i, ii, iii.

     Any initial payments due Seller under this Section 7(b), if any, shall be made within thirty (30) days of the first anniversary of the Effective Date, with a final calculation and any corresponding payment that may be due to be made no later than one hundred-twenty (120) days following the first anniversary of the Effective Date. In addition, any such payments under this Section 7(b) shall be made fifty percent (50%) in cash and fifty percent (50%) in shares of Common Stock of Purchaser. The shares of common stock of Purchaser issued pursuant to this Section 7(b) shall be subject to the same rights and restrictions as the shares issued to Seller pursuant to Section 7(a) above except that the number of such Shares that shall be issued to Seller shall be calculated based on the average closing price of Purchaser's common stock for the ten (10) trading days immediately preceding the first anniversary of the Effective Date.

     All accounting for any payments due Seller under this Section 7(b) shall be done in accordance with United States generally accepted accounting principles ("GAAP") on an accrual basis. Seller reserves the right to have Purchaser's records inspected and audited solely as they relate to the calculation and allocation of Earn Out to ensure compliance with this Section. At Seller's option or upon Purchaser's written demand, such audit will be performed by an independent third party at Seller's expense. However, if Purchaser is found to have underpaid Seller by more than ten percent (10%), by an independent third party, and Purchaser agrees, Purchaser shall reimburse Seller for all reasonable and necessary costs directly associated with the audit, along with any discrepancies discovered, within thirty (30) days after completion of the audit. Both parties shall receive copies of the audit report.

     Each party hereto agrees that it/he/she has not, and will not, whether independently or jointly, or directly or indirectly, undertake any action that will overstate or understate, or in any manner misrepresent, the amount of revenues or expenses for the Pages, ClickZ Publications or ClickZ Conferences. For the avoidance of doubt, revenues in this Section 7 shall only include actual sales to independent third parties that are not in any manner related or affiliated, whether directly or indirectly, to Seller, Bourland or Handley or any parties related in any manner to Seller, Bourland and Handley. In addition, Seller, Bourland and Handley covenant and agree that it/he/she will not, independently or jointly, provide any loans or other financial assistance to any such independent third parties. Any revenues received by Purchaser in violation of this paragraph shall not be used for any calculations in this Section 7.

     Seller acknowledges that Purchaser organizes other conferences and seminars that shall not be ClickZ Conferences nor fall under the terms of this Agreement, provided that during the Earn Out Period Purchaser shall not divert resources properly allocated to the Conferences in accordance with Exhibit K or opportunities arising from or related to the Conferences and business generated thereby to Purchaser's conferences and seminars.

     (c) The obligations of each party under this Agreement are subject to the fulfillment, at or prior to the Effective Date, of the following conditions precedent:

          (i) Governmental Filings. All approvals and consents of applicable Governmental Authorities required in connection with the execution and performance of this Agreement the consummation of the transactions contemplated by this Agreement shall have been received.

     (d) The obligations of Purchaser under this Agreement are subject to the fulfillment, at the Effective Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of Purchaser:

          (i) The representations and warranties of Seller shall be true and correct in all material respects (unless such representation or warranty is already qualified as to materiality, in which case, such representation or warranty shall be true and correct in all respects) on and as of the Effective Date as though such representations and warranties were made on and as of such date (except that representations and warranties that are expressly made as of a specific date need be true only as of such date), except for any changes permitted by the terms hereof or consented to in writing by Purchaser. Seller shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by them prior to or at the Effective Date.

          (ii) All corporate and other proceedings required to be taken on the part of Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken.

          (iii) Purchaser shall have received from Seller as of the Effective Date each of the following:

          A. a certificate of the clerk of Seller certifying satisfaction of the conditions set forth in Sections 7(d)(i) and 7(d)(ii) hereof;

          B. such instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Purchaser, as shall be appropriate to convey, transfer and assign to Purchaser good, clear, record and marketable title to the Assets;

          C. a certificate of the Secretary of State of Massachusetts as to the legal existence and good standing of Seller in Massachusetts;

          D. certificates of the clerk of Seller attesting to the incumbency of Seller's officers the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents;

          E. properly completed InterNIC Registrant Name Change Agreement forms for each of the Domain Names; and

          F. such other documents, instruments or certificates as Purchaser may reasonably request.

         (e) The obligations of Seller under this Agreement are subject to the fulfillment, at the Effective Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of Seller:

          (i) The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects (unless such representation or warranty is already qualified as to materiality, in which case, such representation or warranty shall be true and correct in all respects) on and as of the Effective Date as though such representations and warranties were made on and as of such date (except that representations and warranties that are expressly made as of a specific date need be true only as of such date), except for any changes consented to in writing by Seller. Purchaser shall have performed and complied in all material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Effective Date.

          (ii) All corporate and other proceedings required to be taken on the part of Purchaser to authorize or carry out this Agreement, to acquire the Assets and to assume the Assumed Liabilities shall have been taken.

          (iii) Purchaser shall have executed and delivered to Bourland, Handley, Daniel Shiplacoff and Ken Torimaru the appropriate form of Employment Agreement attached hereto as Exhibit F.

          (iv) Seller shall have received as of the Effective Date each of the following:

          A.   the Purchase Price payable as set forth in Section 7(a) above;

          B. a certificate of the secretary or assistant secretary of Purchaser certifying satisfaction of the conditions set forth in Sections 7(e)(i) and 7(e)(ii) hereof;

          C. evidence reasonably acceptable to Seller of the Purchaser's irrevocable instructions to its transfer agent to issue the certificates representing the Shares to Seller;

          D. a certificate of the Secretary of State of Delaware as to the legal existence and good standing of Purchaser in Delaware;

          E. certificates of the secretary or assistant secretary of Purchaser attesting to the incumbency of Purchaser's officers the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents; and

          F. such other documents, instruments or certificates as Seller may reasonably request.

8. Default by Seller; Remedies.
   ----------------------------

     The Seller will be in default under this Agreement if (i) the Seller materially breaches any of its covenants contained in this Agreement if such breach is not cured (or reasonable steps taken by Seller to cure such breach if the breach is of the type not reasonably curable within the grace period provided herein) to the reasonable satisfaction of Purchaser within fifteen (15) days after notice of such breach or (ii) if there exists any material breach of any of the representations or warranties of the Seller contained in this Agreement. In the event of any default hereunder by the Seller, Purchaser shall give written notice to the Seller and, Purchaser may, in addition to any other rights or remedies under applicable law, suspend any unpaid amount of the Purchase Price until all damages as a result of such default can be determined and then set off against the Purchase Price, provided however that the Purchaser may not withhold portion of the Earn Out properly earned prior to the default and such suspension shall apply only to such amounts accruing thereafter.

9. Default by Purchaser; Remedies.
   -------------------------------

     The Purchaser will be in default under this Agreement if (i) the Purchaser materially breaches any of its covenants contained in this Agreement if such breach is not cured (or reasonable steps taken by Purchaser to cure such breach if the breach is of the type not reasonably curable within the grace period provided herein) to the reasonable satisfaction of Seller within fifteen (15) days after notice of such breach or (ii) if there exists any material breach of any of the representations or warranties of the Purchaser contained in this Agreement. In the event of any default hereunder by the Purchaser, Seller shall give written notice to the Purchaser, and the Seller may, in addition to exercising any other remedy available hereunder, at law or in equity, accelerate payment of the Purchase Price by making written demand upon Purchaser.

10. Jurisdiction.
    -------------

     The execution, performance and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut without regard to Connecticut's choice of law rules. The Parties irrevocably consent to the in-personum jurisdiction of the courts of Connecticut, and consent to service of process by certified mail at its respective address set forth on the first page of this Agreement.

11. Notices.
    --------

     All notices required or permitted to be given under this Agreement must be in writing, and will be deemed given on the date of receipt if delivered in person, or the earlier of receipt or five (5) days after mailing if mailed by overnight courier or registered or certified mail, postage prepaid, return receipt requested, to the applicable party at its address indicated on the first page of this Agreement. Either party may change its address for purposes of this Agreement by giving fifteen (15) days' prior written notice of such change of address to the other party in the manner described in this Section.

12. Binding Effect; Assignment.
    ---------------------------

     The Seller shall not assign any of its rights, or delegate any of its obligations under this Agreement to any third party without the consent of Purchaser. This Agreement is binding upon, and shall inure solely to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. This Agreement is not intended to benefit, and shall not be construed as benefiting, any third party, and no third party shall have standing to enforce any provision of this Agreement.

13. Modification.
    -------------

     No purported modification, amendment or waiver of any term of this Agreement shall be effective unless it is in writing, subsequent to this Agreement and signed by both parties hereto.

14. Confidentiality.
    ----------------

     The financial terms of this Agreement shall be confidential and shall not be disclosed by either party without the other party's prior written consent except as may be required by law. The Seller, Bourland and Handley shall not issue a press release or make any other public statements related to this Agreement or the transaction incorporated herein without the express written consent of Purchaser.

15. Counterpart.
    ------------

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. Facsimile copies shall also be deemed originals.

16. Severability.
    -------------

     The Seller also agrees that the provisions of this Agreement are severable and separate and that the unenforceability of any specific provision or part of any provision shall not affect the validity of any other provision or term of this Agreement.

17. Entire Agreement.
    -----------------

     This Agreement constitutes the entire agreement of Purchaser and the Seller with respect to the subject matter hereof and supersedes any and all prior and contemporaneous understandings or agreements, whether oral or written, concerning such subject matter. Each party acknowledges that it enters into this Agreement without relying on any statement by the other party which is not specifically set forth in this Agreement.

18. Remedies Cumulative.
    --------------------

     Unless specifically provided otherwise in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and
(b) an injunction restraining such breach.

19. Waiver.
    ------

     (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

internet.com Corporation ("Purchaser")       ClickZ, Inc.  ("Seller")

By: _________________________________        By: _______________________________

Title: ______________________________        Title: ____________________________

Printed Name: _______________________        Printed Name: _____________________

Date: _______________________________        Date: _____________________________


                                             ______________________________
                                             Andrew R. Bourland

                                             Date:_________________________

                                             ______________________________
                                             Ann M. Handley

                                             Date:_________________________